Exhibit 99.1


                 Ahold Announces New US Supermarket Acquisition
                       Pathmark Stores to join Ahold Group


o    Pathmark: 132 supermarkets with estimated 1998 sales of USD 3.7 billion
o    Acquisition strengthens Ahold position in metro New York
o    Edwards integration into Pathmark
o Ahold pays approx. USD 1.75 billion for full control including assumption of debt
o    Enhancing to Ahold's earnings per share


Zaandam, The Netherlands / Carteret, New Jersey, March 9, 1999 - Royal Ahold, the international food retailer, has agreed to acquire the US supermarket company Pathmark Stores Inc. ("Pathmark"). The company has reached agreement with SMG-II Holdings Corporation ("SMG-II") to acquire all of the outstanding capital stock of SMG-II. This holding company controls Pathmark through its subsidiary Supermarket General Holdings Corporation ("SMGH").

The total price payable by Ahold for all of the capital stock of SMG-II and the preferred stock of SMGH is approximately USD 250 million. Pursuant to the agreement, Ahold will also indirectly assume all of the indebtedness of Pathmark, amounting currently to approximately USD 1.5 billion. In connection with the acquisition, Ahold will make a tender offer for all of the publicly traded preferred shares of SMGH at a price of USD 38.25 per preferred share. The SMGH board of directors has unanimously determined that the tender offer is fair to, and in the best interests of, the preferred shareholders. The acquisition is expected to be non-dilutive to Ahold's earnings per share growth in the first year and enhancing thereafter.


Strengthening Ahold's US market position

The acquisition of Pathmark, headquartered in Carteret, New Jersey, provides Ahold with a solid market position in densely populated metro New York, including Northern New Jersey, New York City, Long Island and Philadelphia. Pathmark, with estimated 1998 sales of USD 3.7 billion, operates most of its 132 large supermarkets in this trade area. With 25 million people in metro New York, Pathmark has a market share of approximately 12%. It is Ahold's intention to fully integrate its Edwards supermarkets in New Jersey, New York City and Long Island into Pathmark, making it one of the best-positioned food retailers in the area. The chain will operate under the Pathmark banner as a stand-alone Ahold operating company.



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Local consumer benefits from the acquisition are expected to be significant in the coming years. Ahold plans to upgrade the Pathmark stores into state of the art supermarkets and use its economies of scale and synergy programs to enhance the shopping experience.

The acquisition of Pathmark will strengthen Ahold's leadership position in the important markets of metro New York and Philadelphia. This is in addition to Ahold's leading positions in other large cities such as Boston (Stop & Shop), the Washington DC and Baltimore metropolitan areas (Giant-Landover) and Buffalo
(Tops).

Of the 132 Pathmark stores, 25 are located on Long Island, 18 in New York City, 7 in Westchester/Rockland, 52 in Northern New Jersey, 10 in Southern New Jersey, 16 in Pennsylvania and 4 in Delaware.


Features of Pathmark

The 132 supermarkets operating under the Pathmark banner have a total selling area of 5.1 million square feet. A Pathmark supermarket has an average selling area of 38,600 square feet and its annual sales per square foot of USD 720 are among the highest in the Country.

Almost all Pathmark stores are Superstores, offering their customers the convenience of one-stop shopping. A typical Pathmark Superstore features large perishables departments, a meat department with a deli, seafood, health and beauty care and bakery departments, video rentals, a pharmacy and a customer service desk with in-store banking facilities. Pathmark is highly regarded in its communities for its well-located stores and broad range of quality food items and general merchandise.

As of January 1998, the company employed approximately 28,000 people of whom 20,500 worked on a part time basis.


Financial background Pathmark

For the three quarters ending October 1998 Pathmark reported sales of USD 2.7 billion and operating earnings of almost USD 97.0 million, resulting in an operating margin of 3.5 % and cash flow of USD 156 million (EBITDA 5.7% of sales). While operationally a well performing food retailer, Pathmark has been highly leveraged requiring it to use extensive cash to make interest payments.

Ahold intends to restructure Pathmark's debt so that cash generated can be invested to upgrade the stores and improve the quality of the shopping experience for their customers. The



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acquisition is subject to review by regulatory agencies. Ahold expects to have the approvals in the second half of 1999 and complete the transaction shortly thereafter.


Transaction

Completion of the transaction is subject to a number of conditions, including obtaining necessary US regulatory approvals and at least 66-2/3 % of the preferred shares being tendered into the offer. Shareholders of SMG-II, holding a sufficient number of shares to approve the merger, have agreed to vote their shares in favor of the merger.

In the event the 66 2/3% is not tendered, SMG-II has agreed to cause its subsidiary to sell all of the outstanding shares of Pathmark for the same purchase price. Following the tender offer, SMGH will merge with SMG-II, and the remaining preferred shares will be converted into the right to receive USD 38.25 per share in the merger.


Acquisition to positively impact on Ahold's earnings per share growth

Ahold management anticipates that the integration of Pathmark within Ahold USA will result in USD 30 million of cost savings for the combined organization in its first year. This will increase to USD 50 million in the second year.

The acquisition is expected to be non-dilutive to Ahold's earnings per share growth in the first full calendar year and enhancing thereafter.


Funding of Pathmark acquisition

Ahold intends to fund the purchase of all of the SMG-II common stock and the SMGH preferred stock (USD 250 million) by drawing on existing committed long-term credit facilities. Once Ahold has taken control of Pathmark it plans to immediately redeem all existing outstanding debt obligations. Part of the debt restructuring may be funded with newly issued equity capital.


Ahold in the United States

In the United States Ahold is the leading supermarket operator along the eastern seaboard with over 1,000 stores. Ahold currently owns five companies: Stop & Shop with stores in Connecticut and Massachusetts; Giant-Landover in the Washington DC and Baltimore metropolitan areas, Giant-Carlisle including the Edwards division in Pennsylvania; Tops Markets in western New York State and BI-LO in the Carolinas.



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The Ahold USA companies generated 1998 sales of USD 16.2 billion with operating results of 714 million. Ahold employs approximately 130,000 people in the US. The supermarkets have an excellent name with their customers and are recognized for superior value for money and service. The company is making substantial progress in developing synergies among its US chains benefitting its customers. Private label products are purchased jointly and IT systems, distribution, construction and administrative processes are being integrated.

Pathmark customers will benefit from the economies of scale Ahold generates in the US once the acquisition is completed.


Ahold in the world

In addition to the United States Ahold also operates prominent supermarket chains and hypermarkets in The Netherlands and other European countries including Portugal, Spain, the Czech Republic and Poland. Ahold also has operations in Latin America and the Asia Pacific region. The company operates more than 3,600 supermarkets, hypermarkets and specialty stores worldwide with 1998 sales of over USD 30 billion. Ahold employs over 280,000 people in 17 countries and serves 25 million customers every week.


Comments by Bob Tobin, President & CEO Ahold USA

"The acquisition of Pathmark provides Ahold with a large number of high quality locations in an attractive market where our position left room for improvement. This is now going to change. We are delighted to be able to service many new customers under the Pathmark banner. We have various positive contributions in mind and expect considerable synergies from the integration with our sister operations. We have already gained quite a lot of experience in generating synergies following our other successful acquisitions. We have shown this recently after the fourth quarter 1998 acquisition of Giant-Landover and earlier in 1996 with Ahold's acquisition of Stop & Shop. In particular, the exchange of best practices, the restructuring of the Pathmark balance sheet and the integration of certain administrative functions will positively impact on cost and benefit the bottom line significantly. We also see important advantages for local Pathmark customers as we offer them the upgrading of their favorite stores and the continuity of shopping in a well-stocked supermarket where they can count on quality service. That's what Ahold stands for. We are very excited about this acquisition."

Comments by James Donald, CEO of Pathmark

"The acquisition of Pathmark by Ahold is excellent news for us, our customers and associates. In the last two years we have made significant progress improving our operations to which customer reaction has been most positive. However to stay maximum competitive and grow the business in



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the future, our company is much better positioned by teaming up with Ahold and becoming part of a much larger group, than traveling to do it independently. Ahold is known for its customer focus and how it succeeds in satisfying their needs. We are excited about the opportunity to benefit from Ahold's economies of scale and synergy benefits to step up our services in the local communities and improve the company's results. As an Ahold company we will be optimally positioned to realize our considerable potential and grow much faster. We're ready for it and so are our customers."